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                                                                     Exhibit 5.1
                                BINGHAM DANA LLP
                               150 FEDERAL STREET
                           BOSTON, MASSACHUSETTS 02110
                                 (617) 951-8000

                                  June 28, 1999

Waters Corporation
34 Maple Street
Milford, Massachusetts  01757

Dear Sir or Madam:

         We have acted as counsel for Waters Corporation., a Delaware corporation (the "COMPANY"), in connection with the Company's Registration Statement on Form S-8 expected to be filed with the Securities and Exchange Commission on or about June 28, 1999 (the "REGISTRATION STATEMENT").

         The Registration Statement effects the registration of 4,000,000 shares of the common stock, $0.01 par value per share, of the Company (the "SHARES"), which are to be issued by the Company pursuant to the Company's 1996 Long-Term Performance Incentive Plan, as amended (the "PLAN").

         We have reviewed the corporate proceedings of the Company with respect to the authorization of the Plan and the issuance of the Shares thereunder. We have also examined and relied upon originals or copies, certified or otherwise identified or authenticated to our satisfaction, of such agreements, instruments, corporate records, certificates, and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document.

         We further assume, without investigation, that all options and restricted stock awards with respect to the Shares have been or will be granted in accordance with the terms of the Plan, that all Shares issued upon exercise of options granted or to be granted pursuant to the Plan will be issued in accordance with the terms of such Plan and that, prior to the issuance of the Shares, the Company will receive consideration consisting of either cash or services previously rendered and that such consideration will have a value that is greater than or equal to the consideration specified by the Company's Board of Directors for the issuance of such Shares, such value to be at least equal to the par value of such Shares.

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         Subject to the limitations set forth below, we have made such examination of law as we have deemed necessary for the purposes of this opinion. This opinion is limited solely to the Delaware General Corporation Law as applied by courts located in Delaware.

         Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and delivered upon the exercise of options or grant of restricted stock awards pursuant to the Plan and against the payment of the purchase price therefor, will be validly issued, fully paid, and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.



                                Very truly yours,


                                /s/ Bingham Dana LLP

                                BINGHAM DANA LLP